Exhibit 99.1

MONTAUK RENEWABLES, INC.

Incorporated in the United States of America

Company number: 85-3189583

NASDAQ share code: MNTK

JSE share code: MKR

ISIN: US61218C1036

(“Company”)

UNAUDITED CONSOLIDATED RESULTS FOR THE SIX MONTHS ENDED 30 June 2023

Dollar amounts presented herein are in United States Dollars

				Six Months ended 30 June	Six Months ended 30 June	Percentage
SALIENT FEATURES				2023	2022	Change
Revenue	($	’000)		72 409	100 055	(28%)
EBITDA	($	’000)		9 921	32 933	(70%)
Headline (loss)/earnings	($	’000)		(2 056)	17 643	(112%)
Basic (loss)/earnings per share		($	)	(0.02)	0.13	(115%)
Headline (loss)/earnings per common share		($	)	(0.01)	0.13	(111%)
Net asset value per common share		($	)	1.61	1.45	11%

DECLARATION OF CASH DIVIDEND

The directors have resolved not to declare an interim dividend and to rather focus financial resources on the continued development of the Company’s operations portfolio.

USE OF NON-GAAP MEASURES

This report was prepared for the purpose of complying with the reporting requirements of the Johannesburg Stock Exchange and includes certain non-GAAP measures, such as headline earnings and headline earnings per common share, and related reconciliations.

Reconciliation of headline earnings/(loss)

	2023		2022
	Gross $’000	Net $’000	Gross $’000	Net $’000
Net (loss)/income attributable to common shareholders		(2 785)		18 037
Adjustments
Loss on disposal of plant and equipment	37	35	17	14
Impairment of plant and equipment	726	694	92	75
Impairment of intangible assets	—	—	28	23
Proceeds on insurance claims	—	—	(313)	(254)
Gain on disposal of intangible assets	—	—	(310)	(251)
Headline (loss)/earnings		(2 056)		17 644
Basic and headline (loss)/earnings per common share (US Dollars)
(Loss)/earnings		(0.02)		0.13
Headline (loss)/earnings		(0.01)		0.13
Weighted-average common shares outstanding (‘000)(1)		141 633		141 088
Diluted (loss)/earnings per common share (US Dollars)
(Loss)/earnings		(0.02)		0.13
Headline (loss)/earnings		(0.01)		0.13
Weighted-average common shares outstanding for diluted earnings (‘000)(1)
		141 633		142 220

(1)

The common shares outstanding as of June 30, 2023 is as reported in the quarterly report on Form 10-Q for the fiscal second quarter 2023, filed with the Securities and Exchange Commission on August 9, 2023.

DIRECTORS’ STATEMENT

This short-form announcement is the responsibility of the Company’s Board of Directors and is a summary of the information in the detailed financial results announcement.

The financial information is only a summary and does not contain full details of the financial results. Any investment decisions by investors and/or shareholders should be based on information contained in the full announcement, accessible from 9 August 2023 , via the JSE link (https://senspdf.jse.co.za/documents/2023/jse/isse/MKRE/MKRQ2.pdf) or on the SEC’s website at

(https://www.sec.gov/ix?doc=/Archives/edgar/data/1826600/000095017023040687/mntk-20230630.htm) . The full announcement is also available at the Company’s registered office, the offices of the sponsor and may be requested at info@montaukenergy.com free of charge to investors and/or shareholders, during office hours (09:00—17:00) from Mondays to Fridays.

10 August 2023

Directors: JA Copelyn (Chairman)*###, SF McClain (Chief Executive Officer)#, MH Ahmed*, TG Govender*###, J Cunningham*# , Y Shaik* ###

*	Non-executive; #United States of America; ### Republic of South Africa

Company secretary: J Ciroli

Registered office: 5313 Campbells Run Road, Suite 200, Pittsburgh, PA 15205

Website: https://ir.montaukrenewables.com/

Sponsor:

Investec Bank Limited